                                                                EXHIBIT 11

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                   APPALACHIAN BANCSHARES, INC. AND SUBSIDIARY

                COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

           The following tabulation presents the calculation of primary and fully diluted earnings per common share for the years ended December 31, 1996, 1995 and 1994.

                                                                           1996                1995               1994
                                                                      ---------------     ---------------    ------------

       Reported net income (loss)................................     $     516,736       $   (246,712)      $   (101,431)
                                                                      =============       ============       ============
       Earnings (loss) on common shares..........................     $     516,736       $   (246,712)      $   (101,431)
                                                                      =============       ============       ============
       Weighted average common shares outstanding................           568,000            568,000            568,000
                                                                      =============       ============       ============
       Earnings (loss) per common share - primary and
          fully diluted income from continuing operations........     $         .91       $       (.43)      $       (.18)
                                                                      =============       ============       ============

       Net income (loss).........................................     $         .91       $       (.43)      $       (.18)
                                                                      =============       ============       ============
